UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 26, 2014

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11682 El Camino Real, Suite 300, San Diego, CA 92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01	Entry Into a Material Definitive Agreement.

As previously disclosed on a Current Report on Form 8-K filed January 4, 2013, Adamis Pharmaceuticals Corporation (the “Company”) entered into a convertible promissory note (the “Note”) with Robert Noel Robinson (the “Lender”) in an aggregate principal amount of $600,000. The Note was initially convertible into shares of the Company’s common stock at any time at the discretion of the Lender at an initial conversion price per share of $9.35, giving effect to the Company’s 1-for-17 reverse stock split of the outstanding common stock effected in December 2013. Effective June 25, 2013, the Company and the Lender entered into a Consent, Waiver and Amendment Regarding Convertible Promissory Note which, among other things, amended the maturity date of the Note to be March 26, 2014.

Effective March 26, 2014, the Company and the Lender entered into an amendment to the Notes pursuant to which the maturity date of the Note was amended to be June 30, 2014, and the conversion price was reduced to be $6.00 per share. In addition, the Company agreed that until the earlier to occur of the maturity date or the payment or conversion of the Note, the Company will not enter into any arrangement that contains any restriction on the Company’s payment of any principal and interest balance of the Note on the maturity date or incur any senior secured indebtedness that results in the Note being subordinated in right of payment to such other indebtedness. Interest will continue to accrue and be paid on the Note until is paid or converted into common stock. No other changes were made to the Note or agreements relating to the Note.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Amendment to Convertible Promissory Note dated March 26, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: April 1, 2014	By:	/s/ Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer